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                                  Exhibit 10.5





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                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of July 5, 1995, by and between Citizens State Bank of Corpus Christi, a bank organized under the laws of the State of Texas ("Citizens"), and The First National Bank of Taft, a national banking association ("Taft").

                             W I T N E S S E T H :

                 WHEREAS, the respective Boards of Directors of Citizens and Taft have each determined that it is in the best interests of Citizens and Taft and their respective shareholders for Taft to merge with and into Citizens (the "Merger"), with Citizens to be the surviving corporation of the Merger (the "Surviving Corporation"); and

                 WHEREAS, the respective Boards of Directors of Citizens and Taft have each approved the Merger, upon the terms and subject to the conditions set forth herein;

                 NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

                 (a) Except as the context may otherwise require, the terms set forth below shall have the following meanings:

                 "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person specified, whether through the ownership of voting securities, by contract or otherwise.

                 "Agreement" means this agreement and all schedules, appendices and exhibits hereto, as the same may be amended from time to time pursuant to
Section 9.11.

                 "Banking Approvals" shall have the meaning ascribed to it in
Section 3.36.

                 "Citizens Common Stock" means the common stock of Citizens, par value $5.00 per share.

                 "Citizens Material Adverse Effect" means a material adverse effect on the business, prospects, financial condition or results of operations of Citizens and its Subsidiaries taken as a whole.

                 "Closing" shall have the meaning ascribed to it in Section 2.4.

                 "Closing Date" shall have the meaning ascribed to it in
Section 2.4.

                 "Closing Date Balance Sheet" means the balance sheet of Taft dated as of the Closing Date and prepared in accordance with GAAP (as defined below), which Taft shall deliver to Citizens at the Closing.

                 "Closing Date Income Statement" means the income statement for the period from December 31, 1994 to the Closing Date, prepared in accordance with GAAP, which Taft shall deliver to Citizens no later than five days after the Closing; provided, however, that Taft shall deliver to Citizens no less than five days prior to the Closing Date a preliminary Closing Date Income Statement dated no less than five days prior to the Closing Date.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "December 31, 1994 Financial Statements" shall have the meaning ascribed to it in Section 3.4.

                 "Effective Time" shall have the meaning ascribed to it in
Section 2.5.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Exchange Agent" shall have the meaning ascribed to it in
Section 2.8.

                 "Extraordinary Earnings" means, for purposes of calculating the Purchase Price hereunder, gains recognized on the sale of or marking to market of any assets sold or held by Taft, negative provisions to the allowance for loan and lease loss, valuation reserves, any other reserve accounts, and any other income item not recognized in the ordinary course of business, unless mutually agreeable to Taft and Citizens.

                 "FDIC" shall have the meaning ascribed to it in Section 3.1.





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                 "Federal Reserve Board" shall have the meaning ascribed to it in Section 3.16(b).

                 "Financial Statements" shall have the meaning ascribed to in it Section 3.4.

                 "GAAP" shall have the meaning ascribed to it in paragraph (b) below.

                 "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, department, unit, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                 "IRS" means the Internal Revenue Service.

                 "Law" means any law, statute, rule, regulation, ordinance, order, code, arbitration award, judgment, decree or other legal requirement of any Governmental Authority.

                 "Lien" means any mortgage, security interest, charge, encumbrance, lien, assessment, easement, covenant, claim, title defect, pledge, encroachment, right of first refusal, preemptive right or other encumbrance of any kind whatsoever.

                 "Loans" shall have the meaning ascribed to it in Section
3.16(a).

                 "Original Balance Sheet" shall have the meaning ascribed to it in Section 3.4.

                 "PBGC" shall have the meaning ascribed to it in Section
3.11(l).

                 "Permits" means all permits, licenses, certificates, franchises and other authorizations, filings, consents and approvals of any Governmental Authority necessary for any Person to conduct its business as presently conducted.

                 "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization and any Governmental Authority.

                 "Plan" shall have the meaning ascribed to it in Section
3.11(a).

                 "Purchase Price" means the amount calculated as follows: (a) $8,085,734, plus (b) Taft's net income (of if there is no net income, then less Taft's net losses) recorded from December 31, 1994 through the Effective Time, if any, in accordance with GAAP applied on a consistent basis, excluding Extraordinary Earnings, as shown on the Closing Date Income Statement, less (c) any dividends or other distributions declared





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or paid after December 31, 1994 (other than a dividend of $630,000 shown as a dividend payable on Taft's balance sheet as of December 31, 1994).

                 "Regulatory Agencies" shall have the meaning ascribed to it in
Section 3.16(b).

                 "Representatives" means, with respect to any party, the directors, officers and employees of such party or its Subsidiaries and its accountants, counsel, financial advisors and other such representatives.

                 "State Regulator" shall have the meaning ascribed to it in
Section 3.16(b).

"SRO" shall have the meaning ascribed to it in Section 3.16(b).

                 "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly, through subsidiaries or otherwise, beneficially owned by such Person.

                 "Surviving Corporation" shall have the meaning ascribed to it in Section 2.1(a).

                 "Taft Material Adverse Effect" means a material adverse effect on the business, prospects, financial condition or results of operations of Taft.

                 "Taft Stockholder Approval" means adoption of this Agreement by two-thirds of the stockholders of Taft entitled to vote thereon at a meeting of such holders held for such purpose, as required under the 12 U.S.C. Section 214a.

                 "Taxes" means any federal, state, county, local or foreign taxes, fees, levies, other assessments, withholding taxes or other charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

                 "TBCA" means the Texas Business Corporations Act.

                 "Transaction Document" means any agreement, document, certificate or other instrument delivered or to be delivered pursuant to this Agreement in connection with the transactions contemplated hereby.

                 (b) Except as the context may otherwise require, (i) words of any gender include the other gender; (ii) words using





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the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (iv) the term "including" means "including, but not limited to." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles ("GAAP").

                                   ARTICLE II

                        MERGER AND CONVERSION OF SHARES

                 2.1      THE MERGER.

                 (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time Taft shall be merged with and into Citizens, whereupon Taft's separate corporate existence shall cease, and Citizens shall be the Surviving Corporation.

                 (b) Upon the Merger, Citizens will continue to be governed by the laws of the State of Texas and all of its rights, privileges, powers and franchises, public or private, and all of its duties and liabilities as a corporation organized under the TBCA will continue unaffected by the Merger. The Merger shall have the effects set forth in the TBCA and this Agreement.

                 2.2 ARTICLES OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. The Articles of Incorporation and By-Laws of Citizens in effect immediately prior to the Effective Time will be the Articles of Incorporation and By-Laws of the Surviving Corporation, until duly amended in accordance with their terms and the TBCA.

                 2.3 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The directors and officers of Citizens immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Articles of Incorporation and By-Laws and the TBCA.

                 2.4 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Kleberg & Head, P.C., 500 N. Water Street, Suite 1200 N, Corpus Christi, Texas 78471 at 10:00 a.m., local time, on the date which is five business days after all conditions set forth in Article VII (other than conditions with respect to actions the respective parties are to take at the Closing) have been satisfied or waived, or at such other place, time or date as Taft and Citizens may agree (the "Closing Date").





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                 2.5      EFFECTIVE TIME; CONDITIONS.  As soon as practicable
following the Closing and the satisfaction or waiver (if permitted) of the conditions specified in Article VII, Taft and Citizens shall cause a certificate of merger, substantially in the form of Exhibit A hereto (the "Certificate of Merger"), to be executed and filed with the Secretary of State of the State of Texas as provided in the TBCA. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Texas or at the time specified as the effective time in the Certificate of Merger, which shall be on the last day of a calendar month, and such time is hereinafter referred to as the "Effective Time."

                 2.6 CONTINUANCE OF CITIZENS COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Citizens Common Stock outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of Citizens Common Stock, par value $5.00 per share, of the Surviving Corporation and thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation ("Surviving Corporation Common Stock").

                 2.7 CANCELLATION OF TAFT CAPITAL STOCK. At the Effective Time, without any action on the part of the holders thereof, each share of capital stock of Taft outstanding or held in Taft's treasury or the treasury of any of Taft's Subsidiaries immediately prior to the Effective Time (other than shares which have not been voted in favor of the approval of this Agreement with respect to which appraisal rights have been perfected in accordance with 12 U.S.C. Section 214a) and each option or other right to purchase any capital stock of Taft in existence immediately prior to the Effective Time, shall be canceled and extinguished without payment of any consideration therefor.

                 2.8 EXCHANGE OF CERTIFICATES. Any time after the fifth day after the Effective Time, each holder of a certificate theretofore evidencing outstanding shares of Taft Common Stock, upon surrender of the same to such agent or agents (the "Exchange Agent") as may be appointed by Citizens, shall be entitled to receive in exchange for each share of Taft Common Stock theretofore represented by the certificate surrendered, the Purchase Price divided by the number of issued and outstanding shares of Taft Common Stock immediately prior to the Effective Time. Holders of shares who have lost or misplaced their certificates shall be entitled to receive a substitute certificate in the manner described in Section 8.405(b) of the Texas Business and Commerce Code, and upon their surrender of the same, shall likewise receive their proportionate share of the Purchase Price, just as Taft stockholders whose certificates had not been lost. Citizens shall cause to be deposited with the Exchange Agent, on or prior to the Effective Time, the Purchase Price (calculated using the preliminary Closing Date Income Statement). On the date the Closing Date Income Statement is





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delivered to Citizens, Citizens will deposit with the Exchange Agent the difference between the Purchase Price calculated using the final Closing Date Income Statement and the Purchase Price calculated using the preliminary Closing Date Income Statement, if positive, or Exchange Agent will deliver to Citizens the difference between the Purchase Price calculated using the final Closing Date Income Statement and the Purchase Price calculated using the preliminary Closing Date Income Statement, if negative. Exchange Agent will then hold the Purchase Price in its possession for distribution to holders of Taft Common Stock. Citizens shall cause the Exchange Agent, as soon as practicable after the fifth day after the Effective Time, to send a notice and transmittal form to each holder of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Taft Common Stock, advising such holder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent (which may appoint forwarding agents) such certificate for exchange for cash. After the Effective Time, there shall be no further registry of transfers on the records of Taft of shares of Taft Common Stock and, if a certificate representing shares of Taft Common Stock is presented to the Surviving Corporation, such certificate shall be cancelled and exchanged as herein provided.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF TAFT

                 Taft hereby represents and warrants to Citizens as set forth in this Article III. All representations and warranties of Taft made in this Agreement shall be deemed to have been made as of the date of this Agreement, and if the transactions contemplated by this Agreement are consummated, as of the Closing Date and as of the Effective Time (or on the date as of which made in the case of any representation or warranty which separately relates to an earlier date). The omission of an item from one section of the Schedule shall not constitute a breach of the corresponding representation and warranty in this Agreement if such item is disclosed in another section of the Schedule.

                 3.1 CORPORATE EXISTENCE AND QUALIFICATION. Taft is a national banking association duly organized and validly existing under the laws of the United States and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. The deposit accounts of Taft are insured by the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Taft. Taft is qualified or licensed to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the businesses conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified will not, when taken





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together with all other such failures, have a Taft Material Adverse Effect.

                 3.2 CAPITALIZATION. The authorized capital stock of Taft consists of 90,000 shares of Common Stock, par value $5.00 per share, of which 90,000 are validly issued and outstanding, fully paid and nonassessable and constitute the Taft Common Shares. The Taft Common Shares represent the only issued and outstanding capital stock of Taft. Other than this Agreement, neither Taft nor any of its Affiliates has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, agreements, or other rights of any character providing for the purchase or issuance of or outstanding securities convertible into, any shares of any class of the stock of Taft, or any interest therein, or any securities representing the right to purchase or otherwise receive any shares of any class of stock of Taft, or any interest therein, nor are there any obligations to pay any dividend or to make any other shareholder distribution in respect thereof, or any agreements to do any of the foregoing.

                 3.3      AUTHORITY; APPROVALS; NON-CONTRAVENTION.

                 (a) Taft has full corporate power and authority and has taken all corporate action necessary to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Transaction Documents, when executed and delivered pursuant to this Agreement by Taft will be, duly and validly executed and delivered by Taft, and this Agreement constitutes, and the Transaction Documents to be executed and delivered by Taft will constitute, valid and binding agreements of Taft enforceable against Taft in accordance with their respective terms.

                 (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Taft in connection with the execution and delivery of this Agreement by Taft or the performance by Taft of the transactions contemplated hereby, except (i) for the filing of any required applications or notices with any federal or state Governmental Authority regulating banks and banking and approval of such applications (the "Banking Approvals"), (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Texas pursuant to the TBCA and of appropriate documents with the relevant authorities of other states in which Taft or any of its Subsidiaries is authorized to do business, (iii) for any consents, approvals, authorizations and filings required under any environmental, health or safety Law, and (iv) for any consents, approvals, orders, authorizations, registrations, declarations or filings, which, if not obtained or made, would not, in the aggregate, have a Taft Material Adverse Effect or materially and adversely affect the ability of Taft to consummate the transactions contemplated hereby.





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                 (c)  The execution and delivery of this Agreement and the
Transaction Documents by Taft do not, and as of the Effective Time the consummation by Taft of the transactions contemplated hereby and thereby will not, and assuming that the filings, registrations and declarations referred to in clauses (i) through (iv), inclusive, of Section 3.3(b) have been made, the consents, approvals, orders and authorizations referred to therein shall have been obtained and shall remain in full force and effect, and the conditions set forth in Article VII shall have been satisfied or waived, the performance by Taft of the transactions contemplated hereby and by the Transaction Documents will not violate, conflict with or result in a breach of any provision of, or constitute a default (or result in any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Taft or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws of Taft, (ii) any judgment, decree, order or award of any Governmental Authority applicable to Taft, or any law, rule or regulation applicable to Taft, or (iii) any note, bond, mortgage, indenture, deed of trust, Permit, lease, agreement or other instrument to which Taft is now a party or by which Taft or any of its properties or assets may be bound or subject and to which the Surviving Corporation or any of its Subsidiaries also will be a party or by which the Surviving Corporation or any of its Subsidiaries or any of their respective properties or assets may be bound or subject from and after the Effective Time, which, in the aggregate, would have a Taft Material Adverse Effect or materially and adversely affect the ability of Taft to consummate the transactions contemplated hereby or thereby.

                 3.4 FINANCIAL STATEMENTS. Taft has previously delivered to Citizens copies of (a) the audited statement of income of Taft for the year ended December 31, 1994 and an audited balance sheet as of December 31, 1994 of Taft (collectively, the "December 31, 1994 Financial Statements") and (b) the unaudited statement of income of Taft for the three months ended March 31, 1995 and an unaudited balance sheet as of March 31, 1995 of Taft (the "Original Balance Sheet") (collectively with the December 31, 1994 Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the respective periods covered by such statements (except as may be indicated in the notes thereto) and fairly present (subject, in the case of interim periods, to audit adjustments normal in nature and amount) the financial position of Taft as of the respective dates thereof and the results of its operations for the period covered thereby.





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                 3.5      SUBSIDIARIES OF TAFT.  Taft does not own any equity
interest, directly or indirectly, in any Subsidiary.

                 3.6 UNDISCLOSED LIABILITIES. Taft does not have any liabilities or obligations of any nature required to be shown on a balance sheet prepared in accordance with GAAP applied on a consistent basis, except for liabilities or obligations stated on the Financial Statements and the Closing Date Balance Sheet or described in the notes thereto, or liabilities or obligations incurred in the ordinary course of business since March 31, 1995 which would not have a Taft Material Adverse Effect.

                 3.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in Sections 3.9 and 3.11(t) hereof, since March 31, 1995, Taft has conducted its business in the usual and ordinary course consistent with its past practice, and there has not been any change in the properties, assets, business, prospects or condition of Taft, financial or otherwise, other than changes in the ordinary course of business and consistent with prudent banking practices that have not in any one case or in the aggregate had a Taft Material Adverse Effect; any adoption of, or increase in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Taft; any cancellation or waiver of any claims or rights with a value to Taft in excess of $10,000 or which in the aggregate exceeds $25,000; any damage, destruction or loss, not covered by insurance, materially and adversely affecting the properties, assets, business, or condition, financial or otherwise, of Taft; any change in the rate of compensation, bonus or other direct or indirect remuneration payable, or any payment or agreement to pay any bonus, extra compensation, pension or insurance or vacation pay to any director, officer, employee or agent of Taft (except to officers, directors or employees in the ordinary course of business, in an amount less than $10,000 and consistent with past practices) or any agreement whether or not in writing as to any of the foregoing.

                 3.8 LEGAL PROCEEDINGS. Taft is not a party to any legal, administrative, arbitral or other proceedings, actions or governmental investigations pending nor, to the best knowledge of Taft, threatened, against or affecting Taft thereof which is or could be reasonably expected to result in a Taft Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator, outstanding against Taft having, or which, insofar as reasonably can be foreseen, in the future could have, such Taft Material Adverse Effect.

                 3.9 MATERIAL CONTRACTS. Schedule 3.9 is a complete and accurate list of the following contracts, agreements, and other written arrangements (hereinafter collectively referred to as "Contracts"), to which Taft is a party or any of its assets





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are subject on the date hereof, which meet one or more of the following criteria:

                            (i) any Contract (including without limitation the lease of real or personal property from or to third parties) providing for payments in excess of $10,000 per annum or in excess of $25,000 for the remaining term of the Contract;

                           (ii)   any Contract under which Taft is
         participating or has agreed to participate as a general partner, joint venturer or venture capital or similar investor;

                          (iii) any Contract which shall survive the Closing under which Taft has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including without limitation capitalized lease obligations);

                           (iv) any Contract which shall survive the Closing that imposes noncompetition obligations upon Taft;

                            (v) any employment or employee benefit contract Taft and any of its employees, officers or directors; and

                           (vi) any other Contract which shall survive the Closing that will impose any material obligations of the Surviving Corporation.

                 Taft has made available to Citizens a correct and complete copy of each written Contract listed on Schedule 3.9. Except as otherwise provided on Schedule 3.9, with respect to each Contract so listed: (A) the Contract is in full force and effect; (B) Taft is not in breach or default thereof which breach or default would result in a Taft Material Adverse Effect, and to its knowledge no event has occurred which with notice or lapse of time or both would constitute such a breach or default by Taft to such Contract, or permit termination, modification, or acceleration against Taft under the Contract; and (C) Taft has not repudiated or waived any provision of any such Contract which repudiation or waiver would result in a Taft Material Adverse Effect. Except as disclosed on Schedule 3.9, with respect to any lease disclosed pursuant to this Section 3.9, all rents and other amounts currently due thereunder have been paid; no waiver or indulgence or postponement of any material obligation thereunder has been granted by any lessor or sublessor; and Taft has received no notice that it has materially breached any term, condition, or covenant.

                 Taft has entered into a Data processing Service Agreement ("EDS Agreement") with Electronic Data Systems Corporation ("EDS") dated July 21, 1989 which contains an automatic renewal provision that extended the term of the EDS





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Agreement to July 21, 1998, with a liquidated damages provision for early termination that would require a payment of 80% of projected service charges until the end of the contract term. Taft will, at Citizens' request, negotiate a termination of the EDS Agreement as of the Effective Time, and Taft will pay any liquidated damages associated with the termination of the EDS Agreement at such time. If the Surviving Corporation utilizes EDS for data processing services for any period of time after the Effective Time, the Surviving Corporation shall be solely liable for all charges for such services after said date.

                 3.10      TAXES.

                 (a) Taft has duly filed (or there has been duly filed on its behalf) with the appropriate federal, state, local, and foreign taxing authorities all Tax Returns or other reports required to be filed by or with respect to Taft for Taxes due or incurred on or before the date hereof, and such tax returns and reports are true, correct and complete in all material respects and, as of the time of filing, correctly in all material respects reflected the facts regarding the income, business, activities, status and other relevant matters of Taft or any other information required to be shown thereon. Taft has delivered to Citizens true and complete copies of all such Tax Returns since December 31, 1988. All monies which Taft is required by law to withhold from employees, creditors, stockholders and independent third parties have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of Taft. Taft has paid in full on a timely basis (or there has been paid on its behalf) all Taxes due on such tax returns and reports. No claim has been made by any Governmental Authority in a jurisdiction where Taft does not file a tax return that Taft is or may be subject to taxation in that jurisdiction. The balance for Taxes on each of the balance sheets contained in the Financial Statements and the Closing Date Balance Sheet for the payment of all accrued but unpaid Taxes through the date thereof has been determined in accordance with GAAP applied on a consistent basis.

                 (b) Neither Taft nor any Affiliate thereof has received any notice of a deficiency or assessment with respect to Taxes of Taft from any federal, state, local, or foreign taxing authority which has not been fully paid or finally settled; there are no ongoing audits or examinations of any tax return or report which includes Taft and no notice of audit or examination of any such tax return or report has been received by Taft or any of its Affiliates; Taft has not given nor has there been given on its behalf a waiver or extension of any statute of limitations relating to the payment of Taxes of Taft; the federal income tax returns of Taft have been audited by the IRS or are closed by the applicable statute of limitations for all periods through December 1988; and no issue has been raised in writing on audit or in any other proceeding (and is currently pending) with respect to Taxes of Taft by any federal, state, local, or foreign





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taxing authority which, if resolved against Taft, would have a Taft Material
Adverse Effect.

                 (c) Taft has not filed a consent under Section 341(f) of the Code concerning collapsible corporations or any similar provision under state, local or foreign laws. Taft has not made any payments, is not obligated to make any payments, and is not a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

                 (d) There are no Tax balances recorded on the books of Taft that represent assets, refunds or receivables, and no such balances will be recorded on the Closing Date Balance Sheet except for deferred tax benefits authorized by GAAP applied on a consistent basis, if any.

                 (e) All material elections with respect to Taxes affecting Taft as of the date hereof have been made. After the date hereof, no election with respect to Taxes will be made or rescinded without the written consent of Citizens.

                 (f) Taft has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                 (g) Taft has not participated in and will not participate in an international boycott within the meaning of Section 999 of the Code.

                 (h) Taft is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                 (i) Taft is not a person other than a United States person within the meaning of the Code.

                 (j) Taft does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                 (k) Taft is not required to report and pay any Taxes on income from any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                 (l) Taft has established a reserve for federal income taxes payable, with the amount of estimated income taxes payable through the end of each month credited to said reserve account on the last day of each month. Said reserve for federal income taxes payable shall be merged into the Surviving Corporation, which will assume all liability for the payment of all federal income taxes of Taft through the Effective Time. The Surviving Corporation shall file a final federal income tax return for Taft, and pay all federal income taxes owing on income earned by Taft through the Effective time, when due.

                 (m) Taft has never been a member of a group of corporations filing a consolidated Tax return, and Taft is not a party to any Tax allocation or sharing agreement.

                 (n) No stockholder of Taft (including through attribution under Code Section 318) owns 50% or more of the stock of Citizens by vote or value (including through attribution under Code Section 318).

                 3.11      ERISA.

                 (a) Taft has heretofore established an employee retirement plan ("Plan") for the benefit of its existing employees, its terminated-vested employees, and its retired employees. Taft has delivered to Citizens a summary of the Plan, a true and complete copy of which has heretofore been examined by Citizens. Other than the Plan, there is no employee benefit, compensation or welfare benefit plan, program or agreement maintained or contributed to or required to be contributed to by Taft, nor does Taft have any commitment to create any additional employee benefit, compensation or welfare benefit plan, program or agreement or modify or change the Plan that would affect any employee or terminated employee of Taft.

                 (b) All contributions to, and distributions from, the Plan which are due have been paid. All contributions to, and distributions from, the Plan (except those to be made from a trust) for any period ending on or before the Closing Date which are not yet due have been paid or will be timely paid by Taft.

                 (c) The Plan has been operated and administered and complies in all material respects with applicable laws, including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and the Plan is "qualified" within the meaning of
Section 401(a) of the Code.

                 (d) Except as set forth on Schedule 3.11(a), the Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA).

                 (e) Except for claims for benefits in the normal operation of the Plan, there is no pending or, to the best knowledge of Taft, threatened litigation in any court or governmental agency with respect to the Plan.

                 (f) Except for retirement benefits which are to be paid by the Plan, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) (i) entitle any current or former employee of Taft to severance pay, unemployment compensation, or any other payment, benefit or award, or (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award, or compensation due any such employee.

                 (g) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to the Plan except where failure to file would have no Taft Material Adverse Effect.

                 (h) All insurance premiums or other payments under any insurance policy related to the Plan, and any premium imposed under ERISA
Section 4007 that is required for or payable with respect to the Plan for any period ending on or before the Closing Date shall have been paid or will be timely paid by Taft.

                 (i) The Plan has assets sufficient on a plan termination basis to be eligible on the Closing Date for standard termination pursuant to ERISA Section 4041 without Taft being required to make any additional contributions. The Plan has assets equal to or greater than the Plan's projected benefit obligation based on the assumptions used in the Original Balance Sheet. No liability of the Plan has been satisfied by the purchase of an annuity contract issued by an insurance carrier.

                 (j) All trusts covering employees and former employees of Taft that are intended to comply with the provisions of Code Section 501(c)(9) or Section 501(c)(17) are exempt from federal income taxation.

                 (k) The Plan has not incurred or does not have an "accumulated funding deficiency" within the meaning of ERISA Section 302 or Code Section 412, nor has any waiver of the minimum funding standards of ERISA
Section 302 or Code Section 412 been requested, or granted, with respect to the Plan.

                 (l) The Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate the Plan or to appoint a trustee or administrator of the Plan, and no circumstances exist that constitute grounds under ERISA Section 4042 for any such proceeding.

                 (m) No liability under Title IV of ERISA has been incurred, or is expected to be incurred, for any period ending on or before the Closing Date that could result in liability to Taft.

                 (n)       The Plan is not a "multiemployer plan" as defined in
Section 3(37) of ERISA. Taft has no liability or potential liability with respect to any withdrawal from a multiemployer plan by any "person" within the meaning of ERISA Section 3(9) that would be regarded together with Taft as a single employer under Code Sections 414(b), (c), (m) or (o) (a "Controlled Group Member"), including any withdrawal liability arising from the actions of Taft or any other Controlled Group Member contemplated by this Agreement.

                 (o) There has been no "reportable event" within the meaning of ERISA Section 4043 and the regulations and interpretations thereunder that has not been fully or accurately reported in a timely fashion, as required, or which, whether or not reported, would authorize the PBGC to institute termination proceedings with respect to the Plan.

                 (p) The Plan does not provide for "parachute payments" within the meaning of Code Section 280G.

                 (q) No employee or former employee is entitled to claim or receive severance pay or benefits under the Plan.

                 (r) Taft has not engaged in a "prohibited transaction" (within the meaning of Code Section 4975 or Title I, Part IV of ERISA) for which no exemption applies.

                 (s) All liabilities under GAAP for the Plan are properly reflected in the Original Balance Sheet and will be reflected on the Closing Date Balance Sheet.

                 (t) Taft intends to amend the Plan to terminate the Plan, to provide notice of intent to terminate the Plan to all Plan beneficiaries, to provide notice to the PBGC, to seek a favorable determination letter from the IRS, and thereafter to provide a cost of living adjustment for all Plan beneficiaries, to provide an annuity for previously retired employees, to provide an annuity or lump sum payment to terminated-vested employees (at their option), to provide an annuity or lump sum payment to existing employees (at their option), and to allocate all excess Plan assets to existing employees or Plan beneficiaries.

                 3.12 OWNERSHIP OF PROPERTY. Taft has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, reflected in each of the Original Balance Sheet and the Closing Date Balance Sheet as being owned by it at such date, or acquired subsequent thereto (except to the extent that such assets and properties have a fair market value less than $10,000, and have been disposed of in the ordinary course of business and consistent with prudent banking practices since the date of the Original Balance Sheet or the Closing Date Balance Sheet, as applicable), subject to no material encumbrances, except (i) those assets and properties that secure liabilities that are reflected on each of the Original Balance Sheet and the Closing Date Balance Sheet, as the case may be, or the notes thereto or were incurred in the ordinary course of business and consistent with prudent banking practices after the date thereof, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) with respect to Real Estate Owned ("REO") by Taft, (iv) with respect to assets and properties acquired subsequent to the date of the Original Balance Sheet and the Closing Date Balance Sheet, encumbrances created in connection with the acquisition thereof and (v) such encumbrances that do not in the aggregate materially detract from the value or interfere with the use or operations of the assets and properties subject thereto. All leases pursuant to which Taft, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms.

                 3.13 BROKERS AND FINDERS. Neither Taft nor any of its officers, directors, employees, or agents has employed any broker, finder, or financial advisor or incurred any liability for any broker's or finder's fees or commissions in connection with the transactions contemplated hereby.

                 3.14 INSURANCE. Schedule 3.14 sets forth all of the insurance policies, binders, or bonds maintained by Taft (the "Insurance Policies"). Taft is insured with reputable insurers against such risks and in such amounts as the management of Taft has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; Taft is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

                 3.15      LABOR MATTERS.

                 (a) With respect to its employees, Taft is not a party to any labor agreement with any labor organization, group, or association and Taft is in material compliance with all applicable laws respecting employment practices, wages and hours. There is no labor strike or work stoppage pending or, to the knowledge of Taft, threatened against Taft.

                 (b) Citizens has reviewed a schedule dated as of May 31, 1995 stating the names, positions, titles, current annual base compensation rates, the amounts and effective dates of the last increase in such compensation rates, and dates of hire of all Taft employees who are anticipated to be employees of Taft immediately prior to the Closing and amount of any incentive compensation in excess of $5,000 paid or accrued with respect to each such employee for the year ended May 31, 1995.

                 3.16      LOAN PORTFOLIO; REPORTS.

                 (a) Except as set forth on Schedule 3.16(a) Taft is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans that have an unpaid principal balance which does not exceed $100,000, under the terms of which the obligor is over 90 days delinquent in payment of principal or interest or in default under any other provisions, or (ii) Loan to any director, executive officer or ten percent stockholder of Taft or, to the knowledge of Taft, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 3.16(a) sets forth (i) all of the Loans of Taft that have an unpaid principal amount in excess of (A) $100,000 and that as of the date of this Agreement are internally classified as "Substandard," "Doubtful," "Loss," or "Classified," (B) $100,000 and that as of the date of this Agreement are internally classified as "Criticized," "Other Loans Especially Mentioned" or "Special Mention," (C) $750,000 and that as of the date of this Agreement are internally classified as "Credit Risk Assets, " "Concerned Loans," "Watch List" or words of similar import, in each case together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Taft that as of the date of this Agreement are classified in the manner described above, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. Taft shall promptly inform Citizens of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement. Taft has internally classified, in the manner described above, all Loans that any auditor or government examiner has criticized or classified, and the internal classification of such Loans is at least as strict as the criticism or classification thereof by an auditor in accordance with GAAP applied on a consistent basis or a governmental examiner of a Governmental Authority.

                 (b) Taft has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1990 with (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"),
(ii) the FDIC, (iii) any state regulatory authority (each a "State Regulator") and (iv) any self-regulatory organization ("SRO") (collectively "Regulatory Agencies"), and all other material reports and statements required to be filed by them since January 1, 1990, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, the Federal Reserve Board, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Taft and its Subsidiaries, and no Regulatory Agency or other Governmental Authority has initiated any proceeding or, to the knowledge of Taft, investigation into the business or operations of Taft or any of its Subsidiaries since January 1, 1990. To its knowledge, there is no material unresolved violation, criticism, or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations of Taft or any of its Subsidiaries.

                 3.17 AGREEMENTS WITH REGULATORY AGENCIES. Taft is not subject to any cease-and-desist or other order issued by, nor is Taft a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, nor has Taft adopted any board resolutions at the request of (each, whether or not set forth on Schedule 3.16, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Authority that restricts the conduct of Taft's business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Taft been advised by any Regulatory Agency or other Governmental Authority that it is considering issuing or requesting any Regulatory Agreement.

                 3.18 INVESTMENT SECURITIES. Schedule 3.18 sets forth the book and market value as of May 30, 1995 of the investment securities, mortgage backed securities and securities held for sale of Taft. Schedule 3.18 sets forth an investment securities report which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates, market values, book yields and weighted average coupon, in each case as of the date indicated.

                 3.19      ENVIRONMENTAL MATTERS.

                 (a)       The following definitions apply for purposes of this
Section 3.19: (i) "Loan/Fiduciary Property" means any property owned or controlled by Taft or any Taft Subsidiary or in which Taft or any of its Subsidiaries holds a security or other interest, and, where required by the context, said term means the owner or operator of such property; (ii) "Participation Facility" means any facility in which Taft or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; and (iii) "Hazardous Material" means any pollutant, contaminant, waste or hazardous or toxic substance.

                 (b) Except as set forth on Schedule 3.19, to the knowledge of Taft:

                           (i)    Each of Taft, its Subsidiaries, the
         Participation Facilities and the Loan/Fiduciary Properties (each as hereinafter defined) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Material or petroleum or petroleum products, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material or petroleum or petroleum products), except for violations which, either individually or in the aggregate, have not had an cannot reasonably be expected to have a Taft Material Adverse Effect.

                           (ii) There is no suit, claim, action, proceeding, investigation or notice pending or threatened (or past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice), before any Governmental Authority or other forum in which Taft, any Participation Facility or any Loan/Fiduciary Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice of Taft, Participation Facility or Loan/Fiduciary Property has or may have retained or assumed either contractually or by operation of law), has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant
         (a) for alleged noncompliance (including, without limitation, by any predecessor), with any environmental law, rule or regulation or (b) relating to the release or threatened release into the environment of any Hazardous Material (as hereinafter defined) or petroleum or petroleum products whether or not occurring at or on a site owned, leased or operated by Taft, any Participation Facility or any Loan/Fiduciary Property, except where such noncompliance or release has not had, and cannot be reasonably expect to have, either individually or in the aggregate, a Taft Material Adverse Effect.

                           (iii) During the period of (a) Taft's ownership or operation of any of its current properties, (b) Taft's participation in the management of any Participation Facility, or (c) Taft's holding of a security or other interest in a Loan/Fiduciary Property, there has been no release of Hazardous Material or petroleum or petroleum products in, on, under or affecting any such property, except where such release or threatened release has not had and cannot reasonably be expected to have, either individually or in the aggregate, a Taft Material Adverse Effect. Prior to the period of (a) Taft's ownership or operation of any of their respective current properties, (b) Taft's participation in the management of any Participation Facility, or (c) Taft's holding of a security or other interest in a Loan/Fiduciary Property, there was no release or threatened release of Hazardous Material or petroleum or petroleum products in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Taft Material Adverse Effect; and

                           (iv) Taft is the owner of a 135' x 135' lot at the intersection of Highway 181 and Green Avenue, being a portion of Block 27 of the Original Town of Taft according to the map or plat thereof recorded at Volume 2, page 34A, Map Records of San Patricio County, Texas, containing all or a part of Lots 4, 5 and 6 thereof (the "Texaco Site"), which was obtained by foreclosure of a deed of trust lien securing a promissory note from Robert N. West, Jr. and Mitchell
         K. West, d/b/a West Petroleum. Environmental problems exist on the Texaco Site which have been disclosed to Citizens and have been fully investigated by Citizens. The Surviving Corporation will assume full responsibility for all environmental problems at the Texaco Site.
         Taft has established a reserve for estimated costs in the amount of $15,000, described in Paragraph 6.7 hereof, which reserve will be a part of the Assets merged into the Surviving Corporation at the Effective Time.

                 3.20 COMPLIANCE WITH LAWS AND ORDERS. To its knowledge, the businesses of Taft have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or Permit of any Regulatory Agency or other Governmental Authority (including, without limitation, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future shall not, have a Taft Material Adverse Effect. To the knowledge of Taft, no investigation or review by any Governmental Authority with respect to any alleged violation of law by Taft is pending or, to the knowledge of Taft, threatened, nor has any Regulatory Agency or other Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which shall not have a Taft Material Adverse Effect.

                 3.21 AGREEMENTS WITH BANKING REGULATORS. Taft is not a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Regulatory Agency or other Governmental Authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Taft been advised by any Regulatory Agency or other Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF CITIZENS

                 Citizens hereby represents and warrants to Taft as set forth in this Article IV. All representations and warranties of Citizens made in this Agreement shall be deemed to have been made as of the date of this Agreement, and if the transactions contemplated by this Agreement are consummated, as of the Closing Date and as of the Effective Time (or on the date as of which made in the case of any representation or warranty which separately relates to an earlier date).

                 4.1 ORGANIZATION AND QUALIFICATION. Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Citizens is qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the businesses conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Citizens Material Adverse Effect.

                 4.2 CAPITALIZATION. Citizens has authorized capital stock consisting of 4 million shares of Citizens Common Stock, of which 1.6 million shares are outstanding as of the date hereof. As of the date hereof, all of the outstanding shares of Citizens Common Stock are validly issued, fully paid and non-assessable. Corpus Christi BancShares, Inc. through a wholly-owned subsidiary, owns all of the issued and outstanding stock of Citizens. Corpus Christi BancShares, Inc. has ratified, approved or authorized the transactions contemplated by this Agreement.

                 4.3       AUTHORITY; APPROVALS; NON-CONTRAVENTION.

                 (a) Citizens has full corporate power and authority and has taken all corporate action necessary to enter into this Agreement and to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Transaction Documents, when executed and delivered pursuant to this Agreement by Citizens will be, duly and validly executed and delivered by Citizens, and this Agreement constitutes, and the Transaction Agreements to be executed and delivered by Citizens will constitute valid and binding agreements of Citizens enforceable against Citizens in accordance with their respective terms.

                 (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Citizens in connection with the execution and delivery of this Agreement by Citizens or the performance by Citizens of the transactions contemplated hereby, except (i) for any Banking Approvals, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Texas pursuant to the TBCA and of appropriate documents with the relevant authorities of other states in which Citizens is authorized to do business, (iii) for any consents, approvals, authorizations or filings required under state or local laws relating to the taxation of sales or transfers of property, (iv) for any consents, approvals, authorizations and filings required under any environmental, health or safety Law, (v) for any consents, approvals, orders, authorizations, registrations, declarations or filings, which, if not obtained or made, would not, in the aggregate, have a Citizens Material Adverse Effect or materially and adversely affect the ability of Citizens to consummate the transactions contemplated hereby and (vi) for any consents, approvals, orders, authorizations, registrations, declarations or filings set forth on Schedule 4.3(b).

                 (c) The execution and delivery by Citizens of this Agreement does not, and the execution and delivery of the Transaction Documents will not, and, assuming that the filings, registrations and declarations referred to in clauses (i) through (vi), inclusive, of Section 4.3(b) have been made, the consents, approvals, orders and authorizations referred to therein shall have been obtained and shall remain in full force and effect, and the conditions set forth in Article VII shall have been satisfied or waived (if permitted), the performance by Citizens of the transactions contemplated hereby, and by the Transaction Documents will not violate, conflict with or result in a breach of any provision of, or constitute a default (or result in any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Citizens or any of its Subsidiaries under, any of the terms, conditions or provisions of, (i) the respective certificates of incorporation or by-laws of Citizens, (ii) any judgment, decree, order or award of any Regulatory Agency or other Governmental Authority applicable to Citizens, or any law, rule or regulation applicable to Citizens, or (iii) except as set forth on Schedule 4.3(c), any note, bond, mortgage, indenture, deed of trust, Permit, lease, agreement or other instrument to which Citizens is now a party or by which Citizens or any of their respective properties or assets may be bound or subject, which, in the aggregate, would have a Citizens Material Adverse Effect or materially and adversely affect the ability of Citizens to consummate the transactions contemplated hereby.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                 5.1  CONDUCT OF BUSINESS BY TAFT.

                 (a) Except as required by law or as contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with Article VIII, Taft shall:

                      (i) conduct its business in the ordinary course consistent with prudent banking practices;

                     (ii) use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its key employees and maintain its existing relationships with suppliers, distributors and customers;

                    (iii) use its reasonable efforts to maintain in effect its existing (or comparable replacement) property damage, liability and other insurance; and

                     (iv) use its reasonable efforts to maintain in effect its existing Permits.

                 (b) Without limiting the generality of Section 5.1(a), except as required by law or as contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with Article VIII, Taft shall not:

                 (i) incur any indebtedness for borrowed money, guaranty or endorse the obligations of any other Person for indebtedness for borrowed money or create any material Lien upon any of its material assets or properties (other than any purchase money Lien), except in the ordinary course of business consistent with prudent banking practices (including without limitation the issuance of letters of credit);

                 (ii) purchase or sell any assets (other than any sale of assets held for sale on the date hereof or no longer used in its business) or make any capital expenditures (including without limitation the entry into capitalized leases), in any individual transaction or series of related transactions involving more than $50,000;

                 (iii) enter into any single contract or series of related contracts involving total annual expenditures by Taft or any of its Subsidiaries, or total annual payments to Taft or its Subsidiaries, in excess of $50,000;

                 (iv) issue, sell or grant to any Person, or acquire by redemption or otherwise, any shares of its capital stock, any options, warrants, calls, commitments, agreements or other rights of any character providing for the purchase or issuance of, or outstanding securities convertible into, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

                 (v) merge, combine or consolidate or agree to merge, combine or consolidate with or into any Person;

                (vi) (a) other than as set forth in Section 3.11(t) hereof, enter into, adopt, terminate or amend (other than amendments or revisions to comply with applicable law or any of Taft's collective bargaining agreements) any compensation, severance, termination, pension, retirement, employment, severance, collective bargaining or other employee benefit agreement, plan, program or arrangement for the benefit or welfare of, or in respect of, any current or former director, officer or employee or
                           (b) increase in any manner the compensation or benefits of, or in respect of, any current or former director, officer or employee, in each case except in the ordinary course of business consistent with prudent banking practices;

                 (vii) consent to any agreement or arrangement limiting its conduct of business in any material respect;

                (viii) change any of its accounting practices or procedures so as to materially and adversely affect its reported results of operations; or

                 (ix) enter into any legally binding agreement or arrangement to do any of the foregoing.

                                   ARTICLE VI

                                   COVENANTS

                 6.1 ACCESS TO INFORMATION. From and after the date hereof and until the Effective Time, Taft shall afford Citizens and its Representatives, upon reasonable notice and during normal business hours, full access to Taft's facilities, properties, books, contracts, commitments, records, managerial employees, counsel and auditors and its Subsidiaries, and shall make available to Citizens and its Representatives any information concerning the business, property and personnel of Taft and its Subsidiaries as the other party may reasonably request; provided that no investigation pursuant to this Section 6.1 shall affect any representation, warranty or covenant contained in this Agreement or any condition to the obligations of the parties hereto.

                 6.2       CONSENTS AND APPROVALS.

                 (a) Each of Citizens and Taft shall cooperate with and assist each other and promptly, at Citizens' expense, (i) prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, and (iii) use its reasonable efforts to obtain all necessary licenses, franchises, Permits, consents, approvals and authorizations of all Regulatory Agencies and other Governmental Authorities and all other parties necessary to consummate the Merger and the other transactions contemplated hereby or required by the terms of any note, bond, mortgage, indenture, deed of trust, Permit, concession, contract, lease or other material instrument to which Taft is a party or by which it is bound and to otherwise satisfy its conditions to its obligations to close as set forth in Article VII.

                 (b) With respect to the matters referred to in Sections 6.2(a), Taft shall have the right to review and approve in advance all characterizations of the information relating to Taft; Citizens shall have the right to review and approve in advance all characterizations of the information relating to Citizens; and each of Taft and Citizens shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any filing made in connection with the transactions contemplated hereby, and in each case including, but not limited to, characterizations with respect to such party's business, assets, properties, condition (financial or other), projections, litigation or results of operations, or relating to the transactions contemplated by this Agreement; provided, however, that any such approval shall not be unreasonably withheld or delayed by Citizens or Taft, as the case may be. The parties agree that they shall keep each other fully informed about any developments relating to obtaining all necessary licenses, franchises, permits, consents, approvals and authorizations of all Regulatory Agencies and other Governmental Authorities in connection herewith and shall supply each other with copies of all correspondence or other written communications received by them from any such authorities or third parties.

                 6.3 NOTIFICATION OF CERTAIN ADDITIONAL MATTERS. From the date hereof until the Effective Time, Taft shall give Citizens prompt notice of (i) any actual notice of, or communication with respect to, the occurrence of a default or event which, with notice or lapse of time or both, would become a default, under any note, bond, mortgage, indenture, deed of trust, Permit, concession, contract, lease or other material instrument, which, in the aggregate, would have a Taft Material Adverse Effect, (ii) any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (iii) any material adverse change or development in the business, prospects or financial condition of Taft.

                 6.4 TAFT EMPLOYEES AND EMPLOYEE BENEFITS. Notwithstanding anything to the contrary contained herein, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, firing and other terms and conditions (including without limitation employee benefits) of the employment of employees of the Surviving Corporation.

                 6.5 INJUNCTIONS. Subject to Section 6.2, each of the parties shall use its reasonable efforts and cooperate with each other, at Citizens' expense, to have any injunction, decree or similar order prior to the Effective Time which prevents or prohibits the consummation of the transactions contemplated hereby vacated, discharged or dismissed.

                 6.6 TAXES. Citizens shall be responsible for any and all excise, sales, value added, use, registration, stamp, property transfer, gains and similar taxes, levies and charges incurred in connection with the transactions contemplated by this Agreement.

                 6.7 ENVIRONMENTAL MATTERS. The holders of Taft Common Stock shall place into reserve $15,000 of the Purchase Price, which is to be paid for remediation of that certain parcel of real estate described in Section 3.19(e) hereof, which will be a part of the assets merged into the Surviving Corporation at the Effective Time.

                                  ARTICLE VII

                                   CONDITIONS

                 7.1 CONDITIONS TO OBLIGATION OF EACH PARTY. Each party's obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver at or prior to the Effective Time of the following conditions:

                      (i) there shall not be pending any injunction, order or decree by any foreign, federal or state court or Regulatory Agency or other Governmental Authority restraining, preventing or prohibiting the consummation of the transactions contemplated hereby;

                     (ii) there shall not be any foreign, federal or state Law promulgated, enacted, entered or enforced by any

         Regulatory Agency or other Governmental Authority that restrains, prevents or prohibits the transactions contemplated hereby;

                    (iii) all federal, state and local consents and approvals of any Regulatory Agency or other Governmental Authority required to be obtained for the consummation of the Merger shall have been obtained and be in effect at the Effective Time, other than any such consents and approvals which, if not obtained, would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation or materially and adversely affect the consummation of the transactions contemplated hereby;

                     (iv) all other consents, approvals and authorizations required to be obtained by either party as contemplated by clause
         (iii) of Section 6.2(a) shall have been obtained and be in effect at the Effective Time, other than any such consents and approvals which, if not obtained, would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation or materially and adversely affect the consummation of the transactions contemplated hereby; and

                      (v)  Taft Stockholder Approval shall have been obtained.

                 Notwithstanding the foregoing, each party's obligation to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of a breach by such party of its material obligations under this Agreement.

                 7.2 CONDITIONS TO OBLIGATION OF CITIZENS. The obligation of Citizens to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or written waiver (as provided in Section 7.4) at or prior to the Effective Time of the following conditions:

                      (i) Taft shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing;

                     (ii) all representations and warranties made by Taft in this Agreement shall be true and correct in all material respects as of the date made, and on and as of the date of the Closing, with the same force and effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby;

                    (iii) Citizens shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Taft dated the Closing Date to the effect that, to the best of each such officer's knowledge, the conditions set forth in Sections 7.2(i) and 7.2(ii) have been satisfied;

                     (iv) Citizens shall have received from Taft an affidavit in the form required under Section 1445 of the Code that Taft is not a foreign person;

                      (v) Citizens and Taft shall have agreed that Taft's reserve for Taxes is adequate to pay Taxes that will be imposed upon the Surviving Corporation as a result of the operations of Taft prior to the Effective Time;

                     (vi) Taft shall have terminated the EDS Agreement and paid any and all termination fees therefor, and Citizens shall have arranged with EDS for temporary post-closing data processing services as Citizens determines advisable or necessary;

                    (vii) Taft shall have initiated all action necessary to consummate the termination of the Plan, and shall have made arrangements, satisfactory to Citizens, to provide for the payment of all future benefits to be paid under the Plan, at no obligation to the Surviving Corporation, and Taft shall have delivered an opinion of Carley & McCaw, Inc., or any other actuarial company satisfactory to Citizens, that the Plan is overfunded and that the Surviving Corporation will not be liable for any matters related thereto; and

                   (viii) since the date hereof, no Taft Material Adverse Effect shall have occurred.

                 Notwithstanding the foregoing, Citizens' obligation to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by Citizens of its material obligations under this Agreement.

                 7.3 CONDITIONS TO OBLIGATION OF TAFT. The obligation of Taft to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or written waiver (as provided in Section 7.4) at or prior to the Effective Time of the following conditions:

                      (i) Citizens shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing;

                     (ii) all representations and warranties made by Citizens in this Agreement shall be true and correct in all material respects as of the date made, and on and as of the date of the Closing, with the same force and effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby;

                    (iii) Taft shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Citizens dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Sections 7.3(i) and 7.3(ii) have been satisfied; and

                     (iv) Holders of no more than ten percent (10%) of the outstanding capital stock of Taft shall have exercised dissenter's rights in connection with the transactions contemplated hereby.

                 Notwithstanding the foregoing, Taft's obligation to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by Taft of its material obligations under this Agreement.

                 7.4 WAIVER OF CONDITIONS. Any party, on its own behalf, may waive any of its conditions to the Merger described in this Article VII and may extend or reduce any time period described in this Article VII without requiring action or approval of its shareholders. To be effective, a waiver or an extension or reduction of a time period must be in writing, executed on behalf of such party and delivered to the other party.

                                  ARTICLE VIII

                        TERMINATION AND TERMINATION FEES

                 8.1 TERMINATION. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, subject to Section 8.2, as follows:

                 (a) by mutual written consent of the parties at any time prior to the Effective Time;

                 (b) by either party on March 31, 1996 (or such later date as may be agreed upon by the parties) (the "Termination Date"), in the event that the Effective Time shall not have occurred on or before such date for any reason; or

                 (c) at any time prior to the Effective Time, by either party by written notice to the other party, in the event and promptly following the time that any condition to such party's obligation to consummate the transactions contemplated hereby is reasonably determined by such party to be incapable of being satisfied by the Termination Date (other than any incapacity caused by a breach by such party of any of its material obligations hereunder); provided, however, that, in the event any injunction, order or decree referred to in Section

7.1(i) that was entered prior to the Termination Date continues for 60 days without being vacated, discharged or dismissed, this Agreement may be terminated at the close of business on or after such 60th day (even if prior to the Termination Date).

                 8.2 CERTAIN EFFECTS OF TERMINATION. (a) In the event of any termination of this Agreement as provided in Section 8.1 (a) or (b), this Agreement shall forthwith become void and of no further force or effect and there shall be no further liability (except for breaches of this Agreement occurring prior to any such termination) on the part of either party.

                 (b) In the event of any termination of this Agreement pursuant to Section 8.1(c) hereof, this Agreement shall forthwith become void and of no further force or effect upon receipt of written notice of termination from the party terminating this Agreement because such party has discovered that it is incapable of satisfying the conditions necessary to consummate the transactions contemplated thereby, accompanied by a payment of $50,000 to the party to whom such notice is given; provided, however, that neither party shall be required to pay $50,000 to the other in the event that such party determines that it will not be able to obtain any required consent or approval from any Governmental Authority or Regulatory Agency, and such party used reasonable efforts to obtain such consent or approval.

                                   ARTICLE IX

                                 MISCELLANEOUS

                 9.1 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person (including without limitation by courier), by cable, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)       If to Taft, to:

                           The First National Bank of Taft
                           Post Office Box 478
                           Taft, Texas 78390
                           Attn:  John W. Hunt, Jr.
                           Phone: 512-528-2566
                           Fax: 512-258-3365
                           with a copy to:

                           Kleberg & Head, P.C.
                           500 N. Water Street, Suite 1200 N
                           Corpus Christi, TX  78471
                           Attn: Henry Nuss
                           Phone: 512-889-8668
                           Fax: 512-889-8686

                 (b)       If to Citizens, to:

                           Citizens State Bank
                           Post Office Box 4007
                           2402 Leopard
                           Corpus Christi, Texas 78469
                           Attn: R. Jay Phillips
                           Phone: 512-887-3000
                           Fax: 512-887-3017

                           with a copy to:

                           Jones, Day, Reavis & Pogue
                           2001 Ross Avenue, Suite 2300
                           Dallas, Texas 75201
                           Attn:  Richard K. Kneipper, Esq.
                           Tel:  214-969-3705
                           Fax:  214-969-5100

                 9.2       NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.
None of the representations, warranties, covenants and agreements in this Agreement or in any Transaction Document shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

                 9.3 EXPENSES. Except as otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses relating to the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

                 9.4 ASSIGNMENT. Neither this Agreement (including without limitation the schedules, documents and instruments referred to herein), nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto, including by operation of Law, without the prior written consent of the other party. Notwithstanding the foregoing, no consent shall be necessary for Citizens to assign this Agreement to any of its Affiliates; provided that such an assignment shall not release Citizens from any of its obligations under this Agreement.

                 9.5 WAIVERS. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by such party taking such action of compliance by any other party with any representation, warranty, covenant or agreement contained herein. The waiver by or on behalf of any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                 9.6 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

                 9.7 ENTIRE AGREEMENT. This Agreement (including without limitation the schedules, documents and instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to such subject matter.

                 9.8 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

                 9.9 GOVERNING LAW; WAIVER OF JURY TRIAL. Except as the laws of the United States are by their terms applicable, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.

                 ANY AND ALL RIGHT TO TRIAL BY JURY IS HEREBY WAIVED AND THERE SHALL BE NO RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                 9.10 PUBLIC ANNOUNCEMENTS. Prior to the Closing, Citizens, on the one hand, and Taft, on the other hand, shall cooperate in connection with all actions to publicize, advertise, announce, or disclose to any Regulatory Agency or other Governmental Authority or other third person the execution or terms of this Agreement or the transactions contemplated hereby.

                 9.11 AMENDMENTS; INTERPRETATION. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by Citizens and Taft. This Agreement may be amended in writing at any time prior to the Effective Time by mutual consent of the parties, without any action or approval by shareholders of such parties; provided that any such amendment shall not be materially inconsistent with the terms and conditions contained in this Agreement.

                 9.12 DISCLOSURES. Any disclosure by either party hereto pursuant to any specific provision of this Agreement shall be deemed a disclosure for all other purposes of this Agreement.

                 9.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                 9.14 SPECIFIC PERFORMANCE. The parties hereto recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy and, agree that, in addition to other remedies, the non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of a remedy of money damages.

                 9.15 FURTHER ASSURANCES. Each party shall execute such documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, but not limited to, the execution and delivery of any documents or other papers, the execution and delivery of which are conditions precedent to the Closing.

                 9.16 SEVERABILITY. If any term, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, such provision shall thereupon become ineffective, but only to the most limited extent possible and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                 IN WITNESS WHEREOF, Taft and Citizens have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                           CITIZENS STATE BANK OF CORPUS CHRISTI


                                           By: /s/ R. Jay Phillips
                                              _______________________________
                                              R. Jay Phillips
                                              President and CEO



                                           THE FIRST NATIONAL BANK OF TAFT


                                           By: /s/ John W. Hunt, Jr.
                                              _______________________________
                                              John W. Hunt, Jr.
                                              Chairman of the Board

                                                           Draft of July 1, 1995

________________________________________________________________________________


                               AGREEMENT AND PLAN

                                       OF

                                     MERGER

                                    between

                              CITIZENS STATE BANK

                                      and

                        THE FIRST NATIONAL BANK OF TAFT




                              ____________________


                            Dated as of July 5, 1995

                             ____________________

________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I        CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II       MERGER AND CONVERSION OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                 2.1       The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 2.2       Articles of Incorporation and By-Laws of Surviving Corporation   . . . . . . . . . . . . .   5
                 2.3       Directors and Officers of Surviving Corporation  . . . . . . . . . . . . . . . . . . . . .   5
                 2.4       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 2.5       Effective Time; Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.6       Continuance of Citizens Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.7       Cancellation of Taft Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.8       Exchange of Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF TAFT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                 3.1       Corporate Existence and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 3.2       Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 3.3       Authority; Approvals; Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 3.4       Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 3.5       Subsidiaries of Taft.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.6       Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.7       Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.8       Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.9       Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.10      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.11      ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.12      Ownership of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.13      Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.14      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.15      Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.16      Loan Portfolio; Reports.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.17      Agreements With Regulatory Agencies  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.18      Investment Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.19      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.20      Compliance With Laws and Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 3.21      Agreements With Banking Regulators   . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV       REPRESENTATIONS AND WARRANTIES
                 OF CITIZENS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                 4.1       Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 4.2       Capitalization.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 4.3       Authority; Approvals; Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . .  22

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
ARTICLE V        CONDUCT OF BUSINESS PENDING THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                 5.1       Conduct of Business by Taft  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VI       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                 6.1       Access to Information.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.2       Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 6.3       Notification of Certain Additional Matters.  . . . . . . . . . . . . . . . . . . . . . . .  26
                 6.4       Taft Employees and Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 6.5       Injunctions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 6.6       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 6.7       Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII      CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                 7.1       Conditions to Obligation of Each Party   . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 7.2       Conditions to Obligation of Citizens.  . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 7.3       Conditions to Obligation of Taft.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 7.4       Waiver of Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII     TERMINATION AND TERMINATION FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                 8.1       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE IX       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                 9.1       Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.2       Nonsurvival of Representations and Warranties.     . . . . . . . . . . . . . . . . . . . .  32
                 9.3       Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 9.4       Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 9.5       Waivers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.6       Binding Effect; Benefits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.7       Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.8       Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.9       Governing Law; Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.10      Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.11      Amendments; Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.12      Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 9.13      Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 9.14      Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 9.15      Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 9.16      Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

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